NEWS RELEASE
United States Department of Agriculture Rural Development
Rm. 152 Federal Building 100 Centennial Mall North Lincoln, Neb. 68508
(402) 437-5551 (Phone) (402) 437-5093 (TDY) (402) 437-5408 (Fax)

Teresa Olander, Community Development Specialist-USDA Rural Development, Bloomfield, NE (402) 373-4914
Allen Sievertsen, General Manager-Husker Ag LLC, Plainview, NE (402) 582-4446

USDA RURAL DEVELOPMENT DOLLARS ASSIST
IN HUSKER AG LLC VALUE ADDED VENTURE

Plainview, Neb., April 20, 2004 – Husker Ag LLC received today a $226,850 symbolic grant funding check from USDA Rural Development. The funds will be used for working capital to further the development of value-added processes for area corn. Matching funds from Husker Ag LLC will assist in this endeavor. The USDA funds were awarded through the Value-Added Agricultural Product Market Development Grant program.

“The USDA Rural Development grant will allow us to employ a Co-Products Merchandiser, Plant Maintenance Manager and a Plant Lab Manager to proceed with our distillers grain production that will benefit area feedlots and member producers. Additionally the monies will help to purchase corn inventory for production purposes,” stated Allen Sievertsen, general manager for Husker Ag LLC.

Husker Ag LLC is a majority controlled producer based venture with over 500 members, approximately 70 percent of which are agricultural producers. Husker Ag LLC, a fuel grade ethanol production plant, processes annually 8.5 million bushels of corn into more than 20 million gallons of fuel grade ethyl alcohol (ethanol). A secondary product produced is distillers grain (referred to as co-product). Co-products are the corn components that remain after the starch is converted to ethanol. The traditional operating procedures of ethanol plants are to mechanically dry the by-product (co-product) from 70 percent down to 10 percent via a drying process that consumes large amounts of natural gas. Husker Ag will market their co-product as a “modified” product containing about 55 percent moisture thereby reducing the amount of natural gas consumed--netting a substanti al annual decrease in energy costs.

“Feedlots will benefit from the co-product produced as it is an excellent source of protein and energy for livestock,” stated Sievertsen. “The plant will have the capacity to produce co-product to feed 80,000 head of livestock.”

"USDA Rural Development is pleased to assist Husker Ag LLC in their proactive approach to exploring new value-added endeavors,” stated Vicki Ritterling, public affairs specialist for USDA Rural Development. “The more uses rural producers can find for their products and keep the proceeds at home will help to feed the local economy and keep rural Nebraska viable.”

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The ethanol plant has increased the local demand for corn, resulting in a higher local corn price. Farmers used to be paid only a wholesale commodity price for their corn that was shipped out of the immediate area. Currently Husker Ag LLC pays on average, $.05-$.10 per bushel over the prevailing market price for corn. Since the plant is located closer to the producers’ operations than other traditional markets, local farmers are hauling their corn themselves versus having it trucked, saving them trucking costs that in turn increases their income.

For information on the Value-Added Agricultural Product Market Development Grant program contact Teresa Olander at (402) 373-4914 111 N. Washington St. Bloomfield, Neb. 68718, teresa.olander@ne.usda.gov. Visit http://www.rurdev.usda.gov/ne.

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USDA Rural Development is an Equal Opportunity Lender, Provider and Employer. Complaints of discrimination should be sent to USDA, Director, OCR, Washington, D.C. 20250-9410.